iPura® Food Safety & Quality Assurance Services Agreement

This iPura® Food Safety & Quality Assurance Services Agreement (the “Agreement”) is made as of __________, 2008, by and between:

Global Food Technologies, Inc., a corporation organized and duly established under the laws of the State of Delaware, United States of America (“GFT”):

Certificate of Incorporation No.	:	301 8002

Date of issuance	:	24 March 1999

Place of issuance	:	Wilmington, Delaware USA

Address of head office	:	Corporate Trust Center 1209 Orange St. Wilmington Delaware 19801 USA

Address of corporate office	:	13 Court Street, Hanford, California 93230, USA

Telephone	:	559-589-0100

Fax	:	559-589-0111

Represented by	:	Stanley John Bien – USA Passport 712060193

and

BINH AN SEAFOOD JOINT STOCK COMPANY, a company organized and duly established under the laws of the Socialist Republic of Vietnam ("Processor"):

Business Registration Certificate No.	:	5703000294

Date of issuance	:	18/04/2007

Place of issuance	:	Department of Planning and Investment of Can Tho

Address of head office	:	Lot 2. 17 Tra Noc II Industrial Park, Can Tho City, Vietnam

Represented by	:	Ms. Pham Thi Dieu Hien , General Director

Tel	:	00847103 251 403

Fax	:	00847103 251 402

GFT and Processor are hereinafter referred individually to as “Party” and collectively to as “Parties”.

Recitals:

A.
GFT is the owner of the proprietary, and in some countries patented, iPura bacteria elimination and shelf life extension system, commonly known as the “iPura System”, providing a unique “clean-step” process utilizing expertise in cellular biology and combining multiple microbial interventions to deliver an environmentally friendly, low-cost method to kill pathogens in certain species of seafood.

The iPura System is a component of GFT’s iPura Food Safety and Quality Assurance Services Program (“iPura Food Safety Program”), representing The Highest Standard in Food Safety™, making food products cleaner and safer without affecting the natural taste, texture, color or nutritional value of the processed food.

The iPura System also has the potential to extend the shelf life of the processed products. Among other benefits, the iPura Food Safety Program helps seafood processors increase the quality, safety and economic value of their products by reducing or eliminating the waste and risk of liability associated with the distribution of certain contaminated seafood products, thereby increasing consumer confidence in their products and enabling their products to qualify for participation in the iPura Supplier Program described below.

B.
Processor processes “Product” from live to packaged at “Processor’s Plant”, and then sells that Product to its customers.  In connection with that processing, Processor desires to participate on a limited basis in GFT’s  “iPura  Supplier Program”, which will consist  of two principal components in the arrangements between Processor and GFT:  the iPura Food Safety Program and a supplier arrangement between Processor and GFT and/or one of GFT’s affiliated companies, as the “Buyer”, whereby under a separate agreement (“SA”) known as the iPura Supplier Agreement being executed concurrently with and dated of even date herewith, Processor agrees to fulfill all of Buyer's orders for Processor’s Seafood bearing the iPura Seal on its packaging (such Seafood being referred to as “iPura-labeled Seafood”).

C.
Processor is aware of the iPura Supplier Program, has been informed of and made such investigations of all the details of the program that Processor deems necessary or advisable in order to make an informed business decision, recognizes the benefits of the program, and has decided to participate in the program on the basis described in this Agreement.

Accordingly, Processor desires to upgrade part of the facilities at Processor's Plant to enable it to qualify it to participate in a limited fashion in the iPura Supplier Program, and, in pursuance thereof by this Agreement, to have GFT install and operate the iPura System at the Site, provide the iPura Services at the Site and enter into a SA with GFT concurrently with the execution of this Agreement.  GFT is willing to provide Processor those opportunities.

More importantly, the Processor via this business arrangement with GFT under this Agreement will have better chances to gain recognition as having the highest standards in processing seafood and food safety in the international market, especially in the U.S., and also have an opportunity to gain international market share.

D.	This Agreement sets forth the understanding between GFT and Processor concerning Processor's participation in the iPura Supplier Program.

In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           DEFINITIONS

As used herein, the following terms have the following meanings:

1.1	Accessory Services has the meaning set forth in Section 5.5(e)(iii).

1.2	Confidential Information has the meaning set forth in Section 8.1.

1.3
Direct Competitor means any person or entity whose primary business is food processing and/or food safety, or any person or entity controlling, controlled by or under common control with such a person or entity.

1.4	Buyer has the meaning set forth in Recital B above.

1.5
Equipment means one or more (but not necessarily all) of the following of GFT’s proprietary integrated components that may be used, as determined in GFT’s sole judgment, to treat the Product and entitle Processor to affix the iPura Seal to packaging containing the Product so treated: vessels, loaders, unloaders, trays, conveyors, rinse systems, tray trucks, chillers, mix and fill systems, tray and tray truck washing systems, and other items specially manufactured, installed, operated, monitored and/or maintained by or for GFT from time to time.

1.6	FFDCA has the meaning set forth in Section 5.2(i).

1.7	FPLA has the meaning set forth in Section 5.2(j).

1.8
Force Majeure means, in relation to either Party, any event that is beyond the reasonable control of any Party which has not been brought about at the instance of the Party claiming an event of Force Majeure and which such party could not prevent or overcome despite having exercised due care and diligence and which results in failure of the implementation of the Agreement. Such events, provided they satisfy the requirements stated in the preceding sentence, shall include, but not be limited to, the following: (a) earthquake or flood; (b) cyclone or other extreme climatic disturbances; (c) acts of terrorism;  (d) war or hostilities (whether declared or not); (e) change in government regulations; and (f) new legal prohibitions including i.e., the refusal to issue visas or export licenses, invasion, act of foreign enemy, rebellion, weapon conflict or military actions, civil war, ionising radiation, contamination by radioactivity from nuclear fuel, any nuclear waste, radioactive toxic explosion or volcanic eruptions;

1.9	GFT Documents has the meaning set forth in Section 9.1(a).

1.10	GFT Indemnitees has the meaning set forth in Section 10.2.

1.11	GFT's IP has the meaning set forth in Section 7.1.

1.12	GFT Personnel means any and all employees, officers, agents, independent contractors and representatives of GFT.

1.13	GFT’s Properties has the meaning set forth in Section 7.1.

1.14
Governmental Authority means any law, statute, ordinance, rule, regulation, order, writ, injunction, decree, judgment, award or other order of any foreign, federal, state or local governmental or regulatory body, department, bureau, office, administrative agency, court or authority or body.

1.15	Infringement has the meaning set forth in Section 9.5.

1.16	Innovations have the meaning set forth in Section 7.2.

1.17	iPura Food Safety Program means the iPura System and the iPura Services.

1.18
iPura Food Safety Team means those GFT Personnel consisting of a microbiologist, quality control supervisor, process engineer, maintenance technician and sanitation supervisor, and/or such other GFT Personnel as GFT may determine in its sole discretion from time to time, in such shifts as GFT deems necessary or advisable to oversee the operation and maintenance of the iPura System at the Site.

1.19	iPura-labeled Seafood has the meaning set forth in Recital B.

1.20	iPura Seal means the trademarked marketing materials set forth on Exhibit A, or such other materials as GFT shall provide to Processor from time to time.

1.21	iPura Services means the onsite services performed by GFT Personnel utilizing the iPura System as more specifically delineated in Section 4.

1.22	iPura Supplier Program has the meaning set forth in Recital B above.

1.23
iPura System  means the combination of GFT’s proprietary integrated Equipment, Parts/Tools/Supplies, methods,  processes and other components specially manufactured, installed, operated, monitored and/or maintained by or for GFT to treat Product which, when so treated, is eligible for packaging in packages bearing the iPura Seal.

1.24
Installation Costs means all costs and expenses for or in connection with the installation of the iPura System at the Site in Processor’s Plant in accordance with the provisions of Section 3.2, including but not limited to all permits and/or approvals required by the Vietnamese Authority; allocation of sufficient floor space as GFT specifies for, and construction and/or reconfiguration costs at Processor’s Plant of, the stand-alone processing room, supply/warehousing room and motor room; and all labor costs, utility costs (including, but not limited to, electrical, gas, sewer and water), plumbing and piping costs, hookup costs, and other labor and/or material costs incurred in connection with such installation.

1.25
Installation Date means that date when GFT gives notice to Processor that it has completed installation of the iPura System at the Site and the iPura Food Safety Team is prepared to accept Product for processing through the system.

1.26	Licensed Materials means the iPura Food Safety Program user manuals and handbooks, and any other documentation provided by GFT to Processor and relating to the iPura Food Safety Program.

1.27
Manufacturing Costs means all costs and expenses for or in connection with the engineering, design, manufacture and/or procurement of the Equipment and Parts/Tools/Supplies by or at the direction of GFT, shipment of the Equipment and Parts/Tools/Supplies to Processor’s Plant, and travel by GFT Personnel to and from Processor's Plant to supervise installation of the Equipment and the warehousing and storage of the Parts/Tools/Supplies.

1.28
Parts/Tools/Supplies means all parts and tools that GFT deems necessary or advisable to maintain in stock for the repair and/or maintenance of the Equipment, and all supplies that GFT deems necessary or advisable to store and use at the Site in connection with processing Product through the iPura System (e.g., antimicrobial solution, cleaning materials, uniforms, etcetera).

1.29	Processor Documents has the meaning set forth in Section 10.1(a).

1.30	Processor Indemnitees has the meaning set forth in Section 9.5.

1.31	Processor's Plant means the processing facility occupied by Processor at Lot 2. 17 Tra Noc II Industrial Park, Can Tho City, Vietnam

1.32	Product means seafood products to be designated by the Parties. Until such time as the Parties otherwise agree in writing, the only Product is Seafood.

1.33	SA has the meaning set forth in Recital B above.

1.34	Seafood means only Pangasius Fish .

1.35
Site means the secure operating, treatment and storage areas at which (1) the iPura System will be installed and (2) the Parts/Tools/Supplies will be stored or warehoused, as appropriate, within Processor's Plant, all to GFT's specifications.

1.36
Vietnamese Authority means any and all of the following: the National Assembly of Vietnam, the Standing Committee of the National Assembly of Vietnam, the President of the Socialist Republic of Vietnam, the Government of Vietnam, the Prime Minister, the Government Office, any Ministries, any People's Committees or any other State agency of Vietnam.

1.37	Term and Renewal Term have the meanings set forth in Sections 6.1 and 6.2, respectively.

1.38	Treated Product means Product that has been ordered by Buyer and processed by GFT through the iPura System.

1.39	Utilities and Facilities has the meaning set forth in Section 5.5(e)(i).

1.40	United States means the United States of America and all of its territories.

1.41	Vietnam means the Socialist Republic of Vietnam

2.           LICENSE GRANT  AND THE TREATED PRODUCTS

Subject to the terms and conditions of this Agreement, GFT hereby grants, and Processor hereby undertakes, for the Term and for each Renewal Term, a non-exclusive, non-transferable, worldwide license:

(a)	to use the Licensed Materials solely for internal business purposes; and

(b)
to use the iPura Seal solely for application to packages containing Treated Product for which the Buyer has submitted an order to Processor and Processor sells to Buyer, and to the exterior of shipping cases containing only such Treated Product.

3.           MANUFACTURE AND INSTALLATION OF EQUIPMENT

3.1
Initial Responsibilities and Timing.  The Equipment shall be designed, engineered, manufactured and shipped to Processor's Plant by or pursuant to the directions of GFT, and GFT shall bear all Manufacturing Costs.

The iPura System will be installed by or under the direction of GFT Personnel and/or contractors on the Site at Processor’s Plant in accordance with the provisions of Section 3.2.

Design, plans and engineering for the iPura System to be installed at the Site will start within thirty (30) days after Processor and GFT execute this Agreement, and the SA; installation thereof will be completed as promptly as reasonably practical thereafter, with a target date of March 1st, 2009, subject to performance by Processor of all of its obligations to be performed hereunder in facilitation of such installation on a timely and cooperative basis.

3.2
Installation Requirements.  Processor undertakes, at its own cost, to provide GFT with the Site at a location within Processor's Plant that is satisfactory and suitable with the requirements of GFT during the Term and for each Renewal Term.  Such location having been previously agreed to by GFT. Processor shall, at it own cost, (1) assist in obtaining all permits and/or approvals required by the relevant Vietnamese Authority for importation of the Equipment and Parts/Tools/Supplies and the installation of the iPura System at the Site, (2) provide its staff of engineers, electricians, welders, plumbers and other necessary laborers to assist such installation, (3) allocate sufficient floor space at the Site as GFT specifies for the iPura System, (4) the above processing room has previously been determined and approved by GFT provided however the processor shall assist GFT in constructing within the above mentioned approved facility a supply/warehousing room and motor room within and build the same to GFT’s specification and in accordance with all relevant laws and regulation of Vietnam and Vietnamese authority; and (5) provide all utilities (including, but not limited to, electrical, gas, sewer and water), meters, plumbing, piping, wiring,  and hookups to the iPura system’s connection points, and other labor and/or materials required in connection with such installation.

In carrying out the foregoing installation requirements, Processor shall fully and timely cooperate and coordinate with GFT Personnel who are assigned to supervise such work.  Processor shall be responsible for paying all Installation Costs on a timely basis when and as incurred (or, if GFT is billed directly by the provider of the materials, services or other items that are included in Installation Costs, then within seven (7) days from the date of issuance of the invoice or written notice to pay from GFT).  Processor shall not remove the iPura System, or move the iPura System or any part thereof from its originally installed location at the Site without GFT’s advance written consent, which may be conditioned on GFT's participation in the proposed action.  Furthermore, Processor shall guarantee and provide GFT Personnel continuous access to the Site.

3.3
During the Term and for each Renewal Term, ownership and title to the iPura System, including all Equipment and Parts/Tools/Supplies, shall belong solely to GFT, and Processor hereby waives all claims and rights thereto.   Processor shall not have any right to assign, transfer or encumber the iPura System, Equipment or Parts/Tool/Supplies or any interest therein.

4.	OPERATION AND MAINTENANCE OF THE iPura SYSTEM; INSPECTION OF TREATED PRODUCT

4.1
Performance of Operation and Maintenance, and Visual Inspection.  Once installation of the iPura System is completed, the iPura System will be maintained, monitored, and operated by GFT Personnel at the Site, and Treated Product visually inspected prior to delivery, under the sole control of GFT Personnel and at GFT’s sole cost and expense, solely with respect to Product ordered by Buyer, as follows, without interference by Processor:

(a)
Operation includes supervision of the loading of the Product to be treated through the iPura System onto system trays and/or conveyors; pre-operation rinse; conducting the bacterial reduction operation (antimicrobial intervention with FDA-approved organic antimicrobial agent(s)); supervision of the unloading of the Treated Product from the system trays and/or conveyors; supervision of placing the Treated Product into individual packages and sealing the packages; and supervision of the application of the iPura Seals to qualifying packages;  Processor will not be required to buy new packaging equipment.

(b)
Maintenance includes regularly scheduled maintenance activities and provision of maintenance technicians for scheduled and unscheduled maintenance requirements. Processor shall not permit its personnel to enter the GFT treatment area without permission of the GFT shift supervisor/GFT on-site manager, to ensure maintenance of a “low microbial” environment.

(c)
Prior to the departure of any Treated Product from the Site and/or the Processor’s Plant for delivery to a common carrier designated or approved by GFT, GFT or a third party designated in writing by GFT shall visually inspect such Treated Product for obvious, patent deficiencies.  The Treated Product will be accepted for delivery if the Treated Product as visually inspected is consistent with the specifications and standards of GFT and evidences no obvious, patent deficiencies. During the visual inspection, GFT or the third party designated by GFT may either (1) reject the Treated Product that does not comply with the specifications and standards of GFT or otherwise contains obvious, patent deficiencies, and/or (2) require prompt correction or replacement of the Treated Product, as GFT elects in its sole discretion.

It is understood that the visual inspection provided for herein shall not exempt the Processor from any of its responsibilities under this Agreement nor limit Processor's representations and warranties under this Agreement. Furthermore, such visual inspection shall not relieve Processor of liability for latent deficiencies not visible to the unaided, naked eye.

4.2
Additional GFT Responsibilities.  GFT hereby undertakes the following additional responsibilities at GFT’s sole direction, cost and expense, but only with respect to Product ordered by Buyer (and not with respect to any product that might be ordered by another customer of Processor):

(a)	establish and maintain cleanliness standards for the iPura System operating area;

(b)	provide the iPura Food Safety Team;

(c)	use commercially reasonable efforts to utilize bilingual personnel;

(d)	train system operators and personnel assigned by Processor to perform routine labor in the iPura System processing lines or other work areas;

(e)	determine optimal product film (plastic) Oxygen Transmission Rate (OTR) for packaging;

(f)
supervise Processor’s packaging of all Treated Product, including the application of the iPura Seal to only those packages for which the Buyer has submitted an order to Processor and Processor sells and ships to Buyer;

(g)	conduct shift product microbial inspections and sanitation microbial inspections;

(h)	provide laboratory equipment and supplies as required;

(i)	provide consulting on compliance with the U.S. Food and Drug Administration’s Hazard Analysis and Critical Control Points food safety program, commonly known as “HAACP”;

(j)	provide certification guidance;

(k)	provide maritime rejection, detention and regulatory intervention insurance, but only for Treated Product that is iPura-labeled Seafood;

(l)	provide a report to Processor on microbial levels (pre/post treatment), with microbial readings, at such intervals as GFT deems advisable;

(m)	provide daily processed weight totals to Processor;

(n)	provide direct and unimpeded management control over GFT Personnel;

(o)	pay for the costs of the Utilities and Facilities based on actual consumption as recorded in the relevant meters for the relevant period and the invoices issued by the relevant service providers; and

(p)	such other responsibilities as might be agreed upon by the Parties.

4.3
Consequences of GFT’s Failure to Observe Responsibilities.  It is understood that GFT shall be responsible for any loss or damage suffered by Processor for the failure of GFT to observe its responsibilities set out in Section 4.2 above.

5.           SPECIFIC PROCESSOR RESPONSIBILITIES

5.1	Payment of Installation Costs. Processor shall timely pay all Costs related to the iPura site readiness, including utility hookups to the iPura System connection points, as provided in this Agreement.

5.2	Operating Responsibilities. Processor hereby undertakes the following operating responsibilities, at Processor's sole cost and expense, in addition to the Installation Costs:

(a)	build out or reconfigure Processor’s Plant layout to accommodate installation and operation of the iPura System, as required by Section 3.2;

(b)
process the Product ordered by Buyer as Processor usually does, with adequate personnel and on a schedule reasonably satisfactory to ensure processing of all of Buyer's orders on a timely basis, but in no case less than schedules agreed to under any purchase order or other contract governing such order;

(c)
provide all personnel other than the iPura  Food Safety Team necessary or desirable, in GFT’s determination, to perform routine labor in the iPura System’s processing lines or other work areas consistent with the requirements of Section 5.2(b) above;

(d)	provide adequate workspace as required by GFT for the installation, operation and maintenance of the iPura System and GFT Personnel;

(e)
provide chillers in good working condition and having sufficient capacity and capability to fully support the iPura System at Processor’s plant, as GFT may require; It is agreed that present chillers are sufficient for GFT purposes, provided that they are in good working order.

(f)	provide sufficient parking space for GFT personnel and GFT’s vehicles if so requested by GFT;

(g)
provide all utilities, such as but not necessarily limited to electrical, gas, sewer and water services, and telephone and broadband Internet access, determined by GFT to be necessary or desirable to operate the iPura System;

(h)	provide storage area(s) for needed Parts/Tools/Supplies and other materials needed for the activities and operations pursuant to this Agreement;

(i)
deliver freshly processed Product, free of antibiotics or other drugs not approved for food under any applicable Governmental Authority, such as but not limited to the United States Federal Food, Drug, and Cosmetic Act (the “FFDCA”), to the GFT work area (by conveyor belt or some other delivery process) in a steady flow of work to easily enable final processing of Buyer's orders of Product (and only such Product) through the  iPura System (avoiding build-up and delivery of multiple “batches”);

(j)
package all Treated Product, including affixing proper labeling to the exterior of such packaging, in conformance with the descriptions and requirements set forth in each respective purchase order of Buyer and all applicable Governmental Authority, such as but not limited to the United States Fair Packaging and Labeling Act (the “FPLA”);

(k)
apply the iPura Seal to all (and only) those packages containing Treated Product for which the Buyer has submitted an order to Processor and Processor intends to and in fact does sell and ship to Buyer;

(l)	place the packages containing Treated Product into shipping cases immediately after the individual Product package is sealed, whenever possible;

(m)	apply iPura Seals only to the exterior of shipping cases containing solely Treated Product which has been sold to and is to be shipped to Buyer or its designee;

(n)	maintain the Treated Product in a chilled environment, at a temperature to be specified by GFT;

(o)	provide laboratory workspace for 1-2 GFT technicians,

(p)	provide plant closure or work disruption notices to GFT at least 48 hours in advance;

(q)	adhere to GFT standards when entering GFT workspaces;

(r)	provide unimpeded, safe, timely, 24-hour access to the Site and the iPura System by all GFT Personnel;

(s)	provide security and a safe environment for the Site, the iPura System and GFT Personnel;

(t)	control its employees, officers, agents, etc. to ensure compliance with all terms of this Agreement and the SA;

(u)	assist GFT in obtaining the work permits and visa and other necessary permits from the Provincial authorities, for the GFT Personnel assigned to the Site and/or the Processor’s Plant.

(v)	be solely responsible for its own debts, accounts, tax and financial obligations and other obligations under the laws of Vietnam, without any liability of GFT; and

(w)	such other responsibilities as may be agreed upon by the Parties.

5.3
Consequences of Processor's Failure to Observe Responsibilities.  It is understood that the Processor shall be responsible for any loss or damage suffered by GFT for the failure of Processor to observe its responsibilities set out in Section 5.2 above.

5.4
Ownership and Custody after Delivery.  The Treated Product shall be under the ownership and custody of GFT from the time it is actually delivered to GFT in accordance with the shipment terms specified by GFT from time to time.

5.5	Additional Responsibilities of Processor. In addition to its responsibilities specified above, the Processor hereby undertakes the following:

(a)	Processor undertakes to provide sufficient Seafood as required by the Buyer from time to time and as indicated in each purchase order submitted by Buyer pursuant to the SA.

(b)
Processor shall not grant any pledge, mortgage or other security interest in or otherwise covering the Equipment, Parts/Tools/Supplies, GFT's Properties and/or GFT's IP to any  third party unless otherwise approved in writing by GFT.

(c)	Processor shall be responsible for:

(i)
providing a sufficient and uninterrupted supply of power, water, telecommunication, other necessary or desirable utilities and facilities to ensure the continuous processing of Product through the iPura System to ensure full and timely satisfaction of all of Buyer's orders for Treated Product (“Utilities and Facilities”);

(ii)
for avoidance of doubt, GFT agrees to reimburse Processor for the actual  Internet  and telephone expenses directly attributable to GFT's staff usage of such services at the Site, provided such expenses are not greater than those customarily charged by the service provider to Processor for its own needs; No additional telephone or internet fees shall be incurred by Processor.

(iii)
providing sufficient and uninterrupted accessory services to ensure the continuous processing of Product at the Site, including, without limitation, waste water drainage, liquid and solid waste discharge, etc. (“Accessory Services”). GFT agrees to pay any additional fees incurred by processor due to sewer, solid waste discharge, etc. attributable to GFT.

(d)
In any case where the supply for Utilities and Facilities and/or Accessory Services are interrupted so as to delay the delivery of the Treated Product to Buyer per its orders, Processor shall be solely liable for any damage resulting from such delay of the delivery of Treated Product, except for the cases of Force Majeure as provided in Section 11.3. In this circumstance, GFT shall have the right, at the cost of Processor (which costs Processor shall pay immediately upon demand of GFT), to carry out measures to mitigate, including, without limitation, (1) hiring power generator(s) at capacity sufficient for backing up continuous processing, (2) obtaining alternative water supplies, (3) engaging contractors, and (4) doing everything else necessary or advisable to provide Utilities and Facilities and/or Accessory Services, as appropriate, to ensure the continuous processing of Product to fully and timely satisfy Buyer's orders for such Product .

(e)
Processor shall deliver to the Site only Seafood that is intended to be treated through the iPura System pursuant to orders submitted by Buyer, and, except as may otherwise be provided in this Agreement, shall not perform any other operation on the Product or place any goods irrelevant to the processing of the Product at the Site or another location agreed to by GFT in writing.  In the event that Processor desires to make any alteration to the Site, Processor shall not do so without the prior written consent of GFT.  In any case, Processor shall be liable for any disruption of the processing of the Products or loss or damage arising out of or in connection with alterations in the operation or the Site.

5.6
Subject to Section 11.3, any violation by the Processor of the obligations provided in this Section 5 is considered a material breach that, in addition to entitling GFT to pursue its remedies, is grounds for termination of this Agreement by GFT in accordance with the provisions of Section 6.3(a).

6.           TERM AND RENEWAL TERM

6.1	Term. The initial term of this Agreement shall commence when all parties have executed this Agreement and shall expire three (3) years after the Installation Date (the “Term”).

6.2
Renewal.  GFT may renew this Agreement upon written notice given to Processor at least sixty (60) days prior to the expiration of the initial Term or then current Renewal Term, for an additional term of three (3) years (each such term, a “Renewal Term”) running consecutively with and immediately following the preceding term, if the following conditions are met: (1) the SA or a replacement therefore is then in effect between GFT and Processor; and (2) GFT has not materially defaulted in its obligations under this Agreement during the preceding three-year period.

6.3           Termination by GFT.

(a)
Breach.  GFT may terminate this Agreement if Processor breaches this Agreement, including any of its obligations under this Agreement, and fails to fully rectify the breach within thirty (30) days after GFT gives written notice to Processor specifying the breach.

(b)
Insolvency.  GFT shall have the right to terminate this Agreement immediately upon written notice to the Processor in the event that Processor becomes insolvent, proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, or makes an assignment for the benefit of creditors, or if any receiver, liquidator, creditor or similar agent is appointed or takes possession with respect to any property or business of Processor, or if Processor has filed against it a petition under any bankruptcy or insolvency law which is not dismissed within sixty (60) days.

(c)
Dependency of Agreements.  Processor and GFT understand and agree that GFT would not execute this Agreement unless adequate assurance was given that if Processor breaches either this Agreement or the SA, such breach would constitute a breach under both of said agreements.  Accordingly, Processor and GFT agree that any breach by Processor under this Agreement or the SA shall constitute a breach under both of said agreements, whereupon GFT shall be entitled to pursue any one or more or all of its remedies, including the right to terminate, under any one or both of said agreements for said breach.

6.4
Effect of Termination.  Upon termination of this Agreement, all rights and licenses granted to Processor under this Agreement shall immediately be terminated, and GFT shall have the right and option to remove and transport the iPura System to a new location of GFT's choice anywhere in the world at Processor's sole cost and expense and with Processor's full cooperation, on a time schedule specified by GFT.    Within thirty (30) days after termination of this Agreement, Processor shall pay to GFT all accrued and unpaid amounts owed by Processor to GFT hereunder, including damages incurred by GFT as a result of any breach by Processor of its obligations hereunder.

7.           PROPRIETARY RIGHTS

7.1
Ownership.  All right, title and interest in and to the Licensed Materials, the iPura Seal, the iPura Food Safety Program, and the iPura Supplier Program, including each of their component parts (severally and collectively “GFT’s Properties”), and all patent, copyright, trademark, trade secret and all other intellectual and industrial property rights therein and thereto (severally and collectively “GFT’s IP”) shall remain with and shall be owned exclusively by GFT and its licensors, and Processor shall have no right, title or interest therein or thereto.  Processor will not claim any such right, title or interest or take any position adverse to GFT’s ownership of any and/or all such rights title and interests.

7.2
Innovations.  Any improvements, inventions, or innovations related to GFT’s Properties and/or GFT’s IP made during the Term (“Innovations”) shall be the exclusive property of GFT, free of royalties, notwithstanding the fact that an Innovation may have been created, initiated or suggested by Processor, including Processor’s employees, officers and agents.  Processor undertakes to fully cooperate with GFT in any filings for protection of Innovations and Processor undertakes to fully cooperate as GFT may request, including signing written assignments and waivers of interest in all such Innovations.

7.3
Markings.  Processor shall not alter or remove any patent, copyright, trademark, trade secret, proprietary, and/or other notices contained on or in copies of GFT’s Properties and/or GFT’s IP.  Processor shall reproduce all such notices on or in all copies of GFT’s Properties and/or GFT’s IP made by Processor.

7.4	No Reverse Engineering. Processor shall not modify GFT’s Properties and/or GFT’s IP. Processor shall not cause or permit disassembly or reverse engineering of the iPura System.

7.5
Reporting of Violations.  Processor shall promptly report to GFT any actual or suspected violation of this Section 7 and shall take all reasonable further steps requested by GFT to prevent or remedy any such violation.  Processor shall take appropriate action by instruction or agreement with its employees to satisfy its obligations under this Section 7.

8.           CONFIDENTIALITY

8.1
Confidential Information.  Processor may be given access to information or materials that are considered trade secret, confidential and/or proprietary to GFT, including the Licensed Materials, or any portions thereof, and other documentation, materials, or technical information related to GFT Properties and/or GFT IP (“Confidential Information”).

8.2
Restrictions on Use and Disclosure.  Processor shall: (1) treat all Confidential Information as strictly confidential; (2) not disclose any Confidential Information to any other person or entity without the prior written consent of GFT; (3) protect the Confidential Information with at least the same degree of care and confidentiality as it affords its own confidential information, at all times exercising at least a reasonable degree of care in such protection; and (4) not use any Confidential Information for any purpose other than the implementation of this Agreement.  The restrictions in this Section 8.2 shall survive for a period of five (5) years after the termination or expiration of this Agreement, except that such non-disclosure period shall be perpetual in the case of Licensed Materials or any portions thereof, and any of the Confidential Information that is a trade secret.

8.3
Return of Confidential Information.  Processor shall promptly return all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) upon the earlier of (1) the termination or expiration of this Agreement; or (2) GFT’s written request.

8.4
Terms of Agreement.   Processor understands that GFT could suffer serious harm if the terms of this Agreement were ever to be divulged to others.  Processor undertakes, represents and warrants to GFT, that Processor will not disclose any of the provisions of this Agreement to anyone except its attorney, banker, accountant and/or prospective bona-fide purchaser of its business (none of whom shall disclose it to any other person) or pursuant to court order.  Any disclosure thereof by Processor or its attorney, banker, accountant and/or prospective bona-fide purchaser of its business to another person will be deemed a violation of this Section 8.4.  Processor shall take all necessary precautions to ensure the safekeeping and confidentiality of this Agreement.  Processor's violation of this confidentiality clause shall constitute a breach of this Agreement, terminate Processor's option to extend the term of this Agreement (if any is provided for herein), and GFT shall have the right to terminate this Agreement and/or pursue any other remedies available to GFT.

9.	REPRESENTATIONS AND WARRANTIES, LIMITATION OF LIABILITY, AND INDEMNIFICATION

9.1	Representations and Warranties by GFT. GFT makes the following representations and warranties to Processor:

(a)
GFT is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  GFT has the requisite corporate authority and power to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to this Agreement (collectively, the “GFT Documents”) and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other GFT Documents have been duly authorized by all corporate action of GFT.  This Agreement and each of the other GFT Documents have been duly executed and delivered by GFT and each constitutes a valid and binding obligation of GFT enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)
The execution, delivery and performance by GFT of this Agreement and the other GFT Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by GFT of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) conflict with or result in any violation by GFT under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under: (1) any provision of the organizational or other governing documents of GFT; (2) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, agreement or other instrument, obligation or agreement of any kind to which GFT is a party or by which GFT may be bound or affected; or (3) any judgment, order, decree or statute, law, ordinance, rule or regulation applicable to GFT, its properties or assets; and

(c)	GFT has the right to grant the license to the iPura Seal and the Licensed Materials granted herein.

9.2
Disclaimers.  EXCEPT AS SET FORTH IN SECTION 9.1 ABOVE, THE LICENSED MATERIALS, THE iPura  SEAL AND THE iPura FOOD SAFETY PROGRAM ARE PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND GFT DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, GFT DOES NOT REPRESENT THAT THE iPura FOOD SAFETY PROGRAM WILL BE ERROR FREE.

9.3
Limitation on Liability.  PROCESSOR’S EXCLUSIVE REMEDY AND GFT’S ENTIRE LIABILITY RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, OR ANY OTHER LEGAL THEORY, SHALL BE LIMITED TO THE RECOVERY OF PROVEN DAMAGES UP TO THE TOTAL OF THE INSTALLATION COSTS ACTUALLY PAID BY PROCESSOR PURSUANT TO THIS AGREEMENT, AND GFT'S LIABILITY IS FURTHER SUBJECT TO PROCESSOR GIVING NOTICE TO GFT OF THE SPECIFIC ACT, OMISSION OR OTHER BASIS GIVING RISE TO SUCH ALLEGED LIABILITY, WHICH NOTICE MUST BE GIVEN NOT LATER THAN ONE YEAR AFTER THE LIABILITY GIVING RISE TO THE CLAIM AROSE.

9.4
No Incidental Damages.  IN NO EVENT SHALL GFT BE LIABLE TO PROCESSOR OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, OR FOR LOST PROFITS, LOST REVENUE, OR FAILURE TO REALIZE EXPECTED REVENUE OR SAVINGS, ARISING UNDER THIS AGREEMENT OR RELATING TO ALL OR ANY PART OF THE iPura FOOD SAFETY PROGRAM, THE iPura SEAL OR THE LICENSED MATERIALS, EVEN IF GFT HAS BEEN ADVISED OF OR COULD HAVE REASONABLY FORESEEN THE POSSIBILITY OF SUCH DAMAGES.  THE LIMITATIONS OF LIABILITY IN THIS AGREEMENT SHALL APPLY EVEN IF A REMEDY IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

9.5
Indemnification by GFT.  GFT agrees to indemnify, hold harmless and defend Processor, its affiliates and their respective directors, officers, agents, employees, representatives, successors, and assigns (severally and collectively the “Processor Indemnitees”) from and against any and all liabilities, losses, damages, claims, suits and expenses, including without limitation reasonable attorneys’ fees, of whatever kind and nature imposed upon or incurred by or asserted against the Processor Indemnitees relating to or arising out of any claim, action, investigation, proceeding or suit that alleges, in whole or in part, that the iPura Food Safety Program, or any component thereof, infringes or violates any patents, copyrights, trade secrets, licenses or other property, contract, personal or proprietary rights of any third party (an “Infringement”).  In the event that the iPura Food Safety Program, or any component thereof, is held to constitute an Infringement, GFT shall, at its expense and in addition to any other rights or remedies available to Processor under this Agreement, at law or in equity, (1) modify the infringing item without impairing in any material respect its functionality or performance, so that it is non-infringing; (2) procure for Processor the right to continue using the infringing item; or (3) replace the infringing item with equally suitable and functionally equivalent material.  Notwithstanding the foregoing, GFT shall have no liability or obligation to indemnify Processor for any claim of Infringement based upon (x) use of a superseded or altered version of the infringing item, if such Infringement would have been avoided by the use of a current, unaltered version of the infringing item that GFT has provided to Processor, and in the case of a current version of the item, has notified Processor that such new versions need to be substituted and has provided a reasonable period of time for substitution; (y) the combination, operation, or use of any of the iPura Food Safety Program components, the iPura Seal or the Licensed Materials with components, hardware, or other materials not furnished by GFT to Processor, if such Infringement would have been avoided by the proper and lawful use of the iPura Food Safety Program components, the iPura Seal or the Licensed Materials without such other components, hardware or other materials; and (z) use of any of the iPura Food Safety Program components, the iPura Seal or the Licensed Materials in a manner that violates the terms of this Agreement.

10.	PROCESSOR’S REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

10.1	Representations and Warranties. Subject to Section 11.3, Processor makes the following representations and warranties to GFT:

(a)
Processor is duly organized, validly existing and in good standing under the laws of Vietnam. Processor has the requisite corporate authority and power to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to or in contemplation of this Agreement, including the SA (collectively, “Processor Documents”) and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Processor Documents have been duly authorized by all necessary action of Processor.  This Agreement and each of the other Processor Documents have been duly executed and delivered by Processor and each constitutes a valid and binding obligation of Processor enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)
The execution, delivery and performance by Processor of this Agreement  and the other Processor Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by Processor of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) conflict with or result in any violation by Processor under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under: (1) any provision of the constitutional or other governing documents of Processor; (2) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, agreement or other instrument, obligation or agreement of any kind to which Processor is a party or by which Processor may be bound or affected; or (3) any judgment, order, decree or statute, law, ordinance, rule or regulation applicable to Processor, its properties or assets;

(c)
As of the execution date of this Agreement, all business licenses and approvals necessary for  the processing of the Product, establishment and operation of the Site and the Processor’s Plant,  and/or otherwise required in connection with or under this Agreement to fully implement the Parties intents and purposes have been obtained and will be maintained by Processor during the Term and each Renewal Term;

(d)
Processor will obtain all necessary licenses, approvals and permissions from the relevant Vietnamese Authority for environmental protection, safety and hygiene and any other matter related to Product processing, Processor's Plant and the Site, and complete all other necessary measures in pursuance thereof, including but not limited to maintenance of such approvals, etc. at all times during the Term and each Renewal Term;

(e)	Any and all matters concerning this Agreement can be performed and effected in a completely legal manner and will be performed and effected in a completely legal manner;

(f)	In order to smoothly perform and effect this Agreement, all necessary interactions with the relevant Vietnamese Authority will occur on a continual basis;

(g)
Processing the Product and other work related to this Agreement and the SA shall be clearly separated from the other work and businesses of the Processor, and the results and accounting under this Agreement shall be administered independently and in accordance with the laws of Vietnam consistent with accounting standards established by the International Accounting Standards Board (IASB);

(h)	No claim, lien or action exits or is threatened against it that would interfere in the business operations of the Processor and affect the Site and/or the Processor’s Plant;

(i)	Only the Product ordered by Buyer will be delivered to the GFT work area at the Site;

(j)	Product delivered to the GFT work area will be free of antibiotics or other drugs not approved for food under any applicable Governmental Authority, such as but not limited to the FFDCA; and

(k)
All Treated Product will be packaged and its packaging labeled in conformance with the descriptions and requirements set forth in each respective purchase order and the applicable laws of Vietnam and all applicable Governmental Authority, such as but not limited to the FPLA.

10.2
Indemnification by Processor.  Processor agrees to indemnify, hold harmless and defend GFT, its affiliates and their respective directors, officers, agents, employees, representatives, successors, and assigns (severally and collectively the “GFT Indemnitees”) from and against any and all liabilities, losses, damages, claims, suits and expenses, including without limitation reasonable attorneys’ fees, of whatever kind and nature imposed upon or incurred by or asserted against the GFT Indemnitees relating to or arising out of a breach of this Agreement by Processor.  Processor shall pay all costs and damages finally awarded against the GFT Indemnitees in such an action provided that GFT gives Processor prompt written notice of such claim, reasonable assistance and sole authority to defend and settle such claim.  Processor shall pay GFT’s reasonable expenses associated with providing such assistance.

11.	MISCELLANEOUS

11.1
Independent Contractors.  The relationship of GFT to Processor is that of an independent contractor, and this Agreement shall not constitute, or be deemed to constitute, either party as an employee, agent, partner or joint venturer of the other for any purpose.  Neither party has the right or authority under this Agreement to assume or to create any obligation or responsibility on behalf of the other party.

11.2
Non-solicitation.  During the Term, each Renewal Term and for one (1) year thereafter, neither party will hire nor directly approach, counsel, or attempt to induce any person who is then in the employ of or an independent contractor of the other party, to leave the other party’s employment or engagement, without the other party’s prior written consent.  This restriction shall not be deemed to prohibit the placement of advertisements addressed to the general public in newspapers or trade publications nor the hiring of an applicant in response to such advertisement.

11.3	Force Majeure. If either party is affected by Force Majeure, it shall immediately notify the other party in writing of the nature and extent thereof.

(i)
Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party in writing; and the time for performance of that obligation shall be extended accordingly by the Parties.

(ii)
In the event that GFT determines that a material adverse effect on the execution of Processor’s obligations under this Agreement has continued for at least sixty (60) consecutive days after the Force Majeure first occurred, and that GFT cannot realize the purpose for which it entered into this Agreement, GFT  shall have the right to immediately terminate this Agreement by delivering written notice to the Processor without obligation to pay any compensation to the Processor.

11.4
Equitable Relief.  Because Processor’s breach of any of its obligations set forth in Sections 7 or 8 will irreparably harm GFT and substantially diminish the value of its proprietary rights, Processor agrees that if it breaches any of its obligations under Sections 7 or 8, GFT shall, without limiting its other rights or remedies, be entitled to equitable relief (including, but not limited to, injunctive relief) to enforce Processor’s obligations and to protect GFT’s proprietary rights without being required to post a bond.

11.5	Governing Law; Language.

(a)	This Agreement shall be construed and interpreted in accordance with the laws of the United States of America and the State of California, excluding their choice of law rules.

(b)
The Parties shall use their best efforts to settle amicably through negotiations any question, dispute, controversy, difference or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”).

(c)
If the Dispute is not settled amicably through negotiations, such Party may give a notice of such Dispute ("Notice of Dispute") to the other Party specifically referring to this Section and giving brief particulars of the Dispute.

(d)
If such Dispute is not settled through further negotiations within thirty (30) days of the date of service of such Notice of Dispute, it shall be referred to and finally resolved by the Singapore International Arbitration Centre (“SIAC”) in accordance with its practice rules and regulations then in force. Where the Dispute is referred to SIAC, the arbitration shall be conducted in English and presided over by three (3) arbitrators, one each to be appointed by each Party hereto and a third to be appointed with the mutual agreement of both Parties, failing which the third arbitrator shall be appointed by the Chairman of SIAC.

(e)	During and without prejudice to the arbitration process, this Agreement shall continue to be performed.

(f)
Any award or decision of any arbitration under this Section shall be binding and enforceable against the Parties contemplated by the said award or decision, and costs shall be borne equally unless SIAC determines otherwise at its discretion.

(g)
The language of this Agreement and all related documentation shall be the American usage of the English language and the parties hereby agree that the English language version of this Agreement shall control for all purposes and shall be valid and enforceable notwithstanding any translation into a language other than English.

11.6	UN Convention on Contracts for Sale of Goods. The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

11.7
Export/Import Restrictions.  The Parties shall comply with and shall fully cooperate with each other in complying with any Governmental Authority, including the relevant  laws and regulations of Vietnam  in relation to  the exportation and importation of the iPura Food Safety Program, the iPura Seal and/or Licensed Materials, and to each Party’s performance under this Agreement including, without limitation, obtaining all necessary licenses, permits and/or approvals necessary for the import, export, provision or use of the iPura Food Safety Program, the iPura Seal and/or the Licensed Materials.

11.8
Duty to promptly inform. Processor shall immediately notify GFT if it becomes aware of any condition, law, rule or regulation in Vietnam, proposed or enacted, which might or in fact does hinder, restrict or adversely affect (1) the installation and/or operation of the iPura Food Safety Program on the Site or (2) Processor’s performance of its obligations under this Agreement and/or the SA. In such a case, Processor and GFT shall attempt to resolve the matter with the objective of finding a mutually acceptable alternative solution to enable Processor to fulfill its obligations under this Agreement. If Processor and GFT cannot reach a mutually acceptable resolution promptly after Processor's notification to GFT of such condition, rule and/or regulation, GFT may at its own discretion terminate this Agreement in accordance with Section 6 hereof.

11.9
Exclusivity. During the Term and any Renewal Term, Processor shall not explore, discuss or reach an agreement with other companies for doing a business or a project in Vietnam and/or other countries in the South-East Asia region which is of a similar nature or business to that of GFT's iPura Supplier Program.

During the Term and any Renewal Term, Processor shall not to be associated with, either alone or in conjunction with others, any person or business entity other than GFT in the manufacture, sale, export, importation, advertisement or other dealings of or relating to products and/or services that are identical or similar in formulation with the iPura System, or which bear any name, mark or design similar to, capable of being confused with or otherwise resembling GFT's Properties and GFT's IP.

Subject to the Processor’s satisfying the requirements that the Processor fulfills its obligations (i) under this Agreement with respect to the standards of quality for processing the Seafood, (ii) under  Article 2 (Fulfillment of IFD Orders for iPura-Labeled Seafood) and (iii) the Processor ensures that the charges are in accordance with Article 4.1 of under the iPura-Supplier Agreement, GFT undertakes that for a period of three years from the Effective Date of this Agreement, GFT shall not enter into any agreement with other companies in Vietnam for the purchase of the products similar to the Seafood for processing by its iPura System in Vietnam.

11.10
Notices.  All notices, requests or demands permitted or required to be sent under this Agreement shall be in writing and sent by facsimile, registered mail, overnight mail, courier service, or hand delivery.  Notice, request or demand, as appropriate, shall be deemed to have been given upon the earlier of the date of actual receipt or three (3) days after the date of mailing if sent by registered or overnight mail.  Unless changed upon proper notice, notices, requests and demands shall be sent to the addresses set forth below:

If to Processor:	If to GFT:

BINH AN SEAFOOD JOINT STOCK COMPANY	Global Food Technologies, Inc.

Lot 2. 17 Tra Noc II Industrial Park, Can Tho City,	113 Court Street
Vietnam._______________________________	Hanford, CA 90230

______________________________	Facsimile: (559) 589-0111

Facsimile:0084 7103 251 402	Attn: Keith Meeks, CEO and President

Attn: __________________

11.11
Severability.  At any time, if any provision in this Agreement is held to be invalid, illegal or unenforceable pursuant to applicable law, such provision shall be severable and distinct from other provisions and the validity, legality and enforceability of the remaining provisions shall not be affected. Furthermore, the Parties shall use their best efforts to arrive at a new provision or clause consistent with the overall intent and objectives of this Agreement.

If any provision of this Agreement is or becomes prohibited or unenforceable in any jurisdiction and is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability.  That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

11.12
Waiver.  The waiver by either Party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Furthermore, no failure to exercise or delay in exercising any right, power or remedy under this Agreement operates as a waiver.  A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy.  A waiver is not valid or binding on the Party granting that waiver unless made in writing.

11.13
Captions; Singular and Plural; Gender.  Captions are included in this Agreement only for convenience of the parties and not for purposes of interpretation of this Agreement.  When required by the context of this Agreement, the singular shall include the plural and the plural the singular.  Similarly, all references to the masculine, feminine or neuter also include the other genders, as the context requires.

11.14
Assignment.  Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not to be unreasonably withheld.  Any attempt to assign this Agreement without the other Party's written consent will be void.  Notwithstanding the foregoing, either Party may assign this Agreement without consent to any parent, subsidiary, or affiliate of such Party, or to the surviving entity resulting from any merger, acquisition, or consolidation involving such Party, so long as (1) the assignee agrees in writing to be bound by the terms of the Agreement; (2) Processor, if it is the assignor, agrees to remain bound by Sections 7 and 8 of this Agreement; (3) the assignor provides thirty (30) days advance written notice of such assignment to the other Party; and (4) Processor’s assignee is not a Direct Competitor of GFT or any parent, subsidiary, or affiliate of GFT.  GFT may delegate any of its rights or responsibilities hereunder to any parent, subsidiary, or affiliate of GFT.

11.15
Entire Agreement; Amendment.  This Agreement sets forth the complete agreement between the Parties with respect to the iPura Food Safety Program and supersedes all previous and contemporaneous agreements (other than the SA, executed concurrently herewith, which is the second component of the iPura Supplier Program), correspondence, discussions, understandings and representations, whether written or oral, with respect to the iPura Food Safety Program.  This Agreement may not be modified, supplemented, or amended except in writing signed by an authorized representative of each party.  It is expressly agreed that all terms and conditions on purchase order documents prepared or issued by Processor that are inconsistent with the provisions of this Agreement or the SA shall be null and void.

11.16
Counterparts and Facsimile Transmission Signatures.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute one and the same instrument.  Facsimile or photocopied signatures on such counterparts shall be deemed the same as original signatures.

11.17
Survival.  In addition to any accrued but unpaid payment obligations existing at the time of expiration or termination of this Agreement, the following Sections and provisions shall survive expiration or termination of this Agreement: 1, 6.3(c), 6.4, 7, 8, 9.2-9.5, 10 and 11.

11.16
Parties Affected.  This Agreement shall be binding upon and inure to the benefit of the Parties, their representatives, and their permitted successors and assigns. The action of any officer, partner, agent or other representative of any Party shall be deemed to be the action of said Party.

11.17
Authority to Execute.  EACH PERSON EXECUTING THIS AGREEMENT ON BEHALF OF ANY PARTY HERETO WHICH IS AN ENTITY (PARTNERSHIP, CORPORATION, TRUST, ETC.), WHETHER AS A PARTNER, OFFICER, TRUSTEE, ATTORNEY-IN-FACT, AGENT OR OTHERWISE OF SUCH ENTITY, REPRESENTS AND WARRANTS TO THE OTHER PARTY, AS AN INDUCEMENT TO THE OTHER PARTY TO EXECUTE THIS AGREEMENT, THAT: (1) SUCH PERSON OCCUPIES THE OFFICE OR POSITION INDICATED AFTER HIS OR HER NAME, HAVING BEEN DULY ELECTED OR APPOINTED TO SUCH OFFICE OR POSITION;  (2) SUCH ENTITY IS IN GOOD STANDING IN THE JURISDICTION OF ITS ORGANIZATION;  (3) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND ALL DOCUMENTS (IF ANY) REQUIRED TO BE EXECUTED IN CONNECTION WITH IT, AND THE PERFORMANCE OF SUCH ENTITY’S COVENANTS AND OBLIGATIONS UNDER THIS AGREEMENT AND SUCH DOCUMENTS, HAVE BEEN DULY AUTHORIZED BY ALL NECESSARY CORPORATE, PARTNERSHIP, TRUST OR OTHER ACTION, AS APPROPRIATE; AND (4) WHEN EXECUTED BY SUCH PERSON IN THE CAPACITY INDICATED AFTER HIS OR HER NAME, THIS AGREEMENT AND SUCH DOCUMENTS WILL BE FULLY BINDING ON SUCH ENTITY ACCORDING TO THEIR TERMS.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

GLOBAL FOOD TECHNOLOGIES, INC.,	BINH AN SEAFOOD JOINT STOCK COMPANY

By:	By:
Its:	Its:

EXHIBIT A

iPura Seal